Exhibit 99.1

BLOCKBUSTER ANNOUNCES ITS

ANNUAL MEETING OF STOCKHOLDERS

DALLAS July 7, 2004 – The Board of Directors of Blockbuster Inc. (NYSE: BBI) has set the date for the Annual Meeting of Stockholders of Blockbuster Inc. as Tuesday, July 20, 2004. The meeting will be held at 11 a.m. EDT at The New York Palace Hotel, 455 Madison Avenue, New York.

Among the matters to be considered at the Annual Meeting is a proposal to adopt a Second Amended and Restated Certificate of Incorporation of Blockbuster Inc. The proposal is being submitted in order to facilitate the proposed divestiture of Blockbuster by Viacom Inc. through a “split-off” exchange offer to Viacom stockholders.

Additional information about this proposal, as well as other proposals to be presented at the Annual Meeting, may be found in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 6, 2004 and mailed to the Company’s stockholders. More information regarding terms of the proposed split-off may be found in Blockbuster’s registration statement on Form S-4 filed with the Securities and Exchange Commission on June 18, 2004.

Blockbuster Inc. is a publicly traded subsidiary of Viacom Inc. (NYSE: VIA, VIA.B) and a leading global provider of in-home movie and game entertainment, with approximately 8,900 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com. Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising and online.

Contact:	Press
Karen Raskopf
Senior Vice President, Corporate Communications
(214) 854-3190
or
Randy Hargrove
Director, Corporate Communications
(214) 854-3190

Analysts/Investors
Mary Bell
Senior Vice President, Investor Relations and Corporate Treasurer
(214) 854-3863